EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form S-1 of Digital Ally, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated May 2, 2025, relating to our audit of the consolidated financial statements of Digital Ally, Inc., appearing in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2024.

/s/ RBSM LLP

RBSM LLP

New York, NY

May 2, 2025